                                                                 EXHIBIT 19


                   SUBORDINATION AND INTERCREDITOR AGREEMENT

     THIS SUBORDINATION AND INTERCREDITOR AGREEMENT, dated as of December 24, 1996 (the "Agreement"), is entered into by and among COAST BUSINESS CREDIT, a Division of Southern Pacific Thrift & Loan Association ("Coast"), DENTSPLY INTERNATIONAL INC. ("Creditor"), and NEW IMAGE INDUSTRIES, INC., and INSIGHT IMAGING SYSTEMS, INC. (together, "Debtor"), with respect to the Amended and Restated Loan Agreement, dated May 22, 1996, between Coast and Debtor (the "Coast Agreement"), and the Credit Agreement, of even date herewith, by and between Creditor and Debtor (the "Credit Agreement") .

     WHEREAS, Creditor and Debtor desire to enter into the Credit Agreement, pursuant to which, upon the terms and subject to the conditions contained therein, Creditor will make available to Debtor a line of credit up to an aggregate principal amount of $3,000,000;

     WHEREAS, subject to the execution and delivery of this Agreement, Coast, to whom Debtor is indebted pursuant to the Coast Loan Documents (as hereinafter defined), will consent to the execution and delivery by Debtor of the Credit Agreement;

     WHEREAS, by a letter of even date herewith (the "Forbearance Letter"), Coast has agreed to forbear, through March 25, 1997 or such earlier date as set forth in the Forbearance Letter (the "Forbearance Period"), from exercising any of its default rights and remedies in connection with the violation of any and all covenants of which Debtor is in breach as of the date hereof and any and all covenants contained in the Coast Agreement and the Mercury Agreement which may occur subsequent to the date hereof through the Forbearance Period, but not including any default arising from failure to pay principal and interest due and payable after the date hereof (other than any payment which may be or become due as a result of a default of Debtor to comply with the Solvency Covenant (as defined in the Forbearance Letter) or any non-payment covenant);

     NOW, THEREFORE, in consideration of Coast's agreement to continue to advance credit to Debtor under the Coast Agreement, the execution by Creditor of the Credit Agreement and Coast's execution of the Forbearance Letter, Coast, Creditor and Debtor, intending to be legally bound hereby, hereby agree as follows:

     1. In addition to the other words and terms defined herein, the following words and terms used in this Agreement have the meanings ascribed to them in this Section 1:

         "Blockage Period" means the period commencing on the date of Creditor's receipt of notice from Coast that a Triggering Event has occurred, and expiring on the date which is the earliest to occur of (i) 120 days thereafter, (ii) when the Triggering Event is no longer continuing or has been waived in writing by Coast, and (iii) the termination of this Agreement in accordance with Section 7 hereof; provided that Blockage Periods shall not exceed a total of 120 days in the aggregate in any eight (8) month period.

         "Coast Collateral" means the "Collateral" as defined in the Coast Agreement.

         "Coast Indebtedness" means any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, and obligations of Debtor now or hereafter owing to Coast pursuant to the Coast Loan Documents or the Mercury Agreement, whether direct or indirect, whether contingent or of any other nature, character, or description (including all interest accruing after commencement of any case, proceeding, or other action relating to the bankruptcy, insolvency, or reorganization of Debtor, whether or not such interest is an allowable claim in any such proceeding).

         "Coast Loan Documents" means, collectively, the Coast Agreement and any and all other documents, instruments and agreements executed in connection therewith.

         "Creditor Agreements" means the agreements, instruments and documents executed by and between Creditor and Debtor which are described on Exhibit A hereto, and any and all present or future security agreements, deeds of trust or other agreements, instruments and documents entered into by and between Debtor and Creditor securing the same or encumbering any of Debtor's assets or properties.

         "Creditor Indebtedness" means the indebtedness of Debtor that, at any time and from time to time following the execution of the Creditor Agreements, may be owed by Debtor to Creditor pursuant to and/or evidenced by the Creditor Agreements, not to exceed an aggregate principal amount of $3,000,000 plus interest.

         "Creditor Line Interest Rate" means the rate of four percent (4%) in excess of the prime rate of interest set forth in the Money Rates Section of the New York edition of the Wall Street Journal, rounded up to the nearest one-eighth, or such lesser rate permitted by applicable law, if such rate would violate applicable law.

         "Letter of Intent" means the letter of intent, of even date herewith, by and between New Image Industries, Inc. ("New Image") and Creditor with respect to the acquisition of New Image by Creditor.

         "Mercury Agreement" means the loan documents assigned to Coast by Mercury on the date hereof.

         "Triggering Event" means an event of default under the Coast Agreement which has not been waived or which is not then subject to Coast's forbearance under the terms of the Forbearance Letter.

     2. Creditor (as to (a) only) and Debtor (as to (a) and (b)) represent to Coast that:

     a. Creditor and Debtor are parties to the Credit Agreement pursuant to which, upon the terms and subject to the conditions therein, Creditor will make available to Debtor a line of credit up to the aggregate principal amount of $3,000,000.

     b. Debtor agrees, and Creditor consents and acknowledges, that the face of any and all Creditor Agreements shall be permanently and conspicuously marked with the following legend: "Subject to that certain Subordination and Intercreditor Agreement executed by and among Coast Business Credit, Dentsply International Inc., and New Image Industries, Inc. and Insight Imaging Systems, Inc., dated as of December 24, 1996" and, after being so marked, copies of said agreements and instruments shall be promptly delivered to Coast. Creditor shall mark all of its books and records in such manner as to indicate that the payment and enforcement of the Creditor Indebtedness and the Creditor Agreements are subject to the terms of this Agreement.

     3. Creditor and Debtor agree with Coast that:

     a. The Creditor Indebtedness shall be and hereby is subordinated to the extent provided herein, and the payment therefor shall be deferred if and when required pursuant to the terms hereof, to any and all rights, claims, demands, indebtedness, action or causes of action of any nature whatsoever that Coast may now have, or hereafter may have against Debtor with respect to the Coast Indebtedness.

     b. No scheduled payment of interest or principal shall be made prior to the expiration of the Forbearance Period. In addition, upon the commencement of a Blockage Period, (i) Creditor's right to receive any and all payments of interest and principal on the Creditor Indebtedness shall immediately cease, notwithstanding the terms of the Creditor Indebtedness, for a period commencing on the first day of such Blockage Period and continuing for the duration of such Blockage Period and (ii) Coast shall have no obligation to make loans to Debtor under the Coast Loan Documents from and after the commencement of such Blockage Period.

     c. The Creditor Indebtedness may be secured by security interests and liens in and upon the following assets of Debtor: such of the Coast Collateral which is described in the Creditor Agreements, provided, however, as set forth below, such security interests and liens in and upon the Coast Priority Collateral (as hereinafter defined) shall be at all times junior and subordinate to all security interests and liens of Coast in and upon the Coast Priority Collateral.

        As between Coast and Creditor, and notwithstanding the terms or time of granting or perfection of any security interest or lien, the time of filing or recording of any financing statements, assignments, or any other documents, instruments, or agreements under the Uniform Commercial Code or any other applicable law, Coast shall have a first priority security interest in and lien upon the Coast Collateral (the "Coast Priority Collateral"). The lien and security interest priority provided herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, or refinancing of any of the Creditor Indebtedness or of any of the Coast Indebtedness, nor by any action or inaction which Coast or Creditor may take or fail to take in respect of any of the respective collateral.

     d. If a Triggering Event has occurred and a Blockage Period has commenced, Creditor agrees that it will not commence, prosecute or participate in any administrative, legal or equitable action against Debtor or any of the Coast Collateral or any other assets of the Debtor, or in any administrative, legal, or equitable action that might adversely affect Debtor or its interests, without Coast's prior written consent, which consent may be withheld in Coast's sole discretion for any reason, until the sooner to occur of (i) if a Triggering Event has occurred, the first day after the expiration of the Blockage Period with respect thereto, so long as on such date Coast has not yet commenced enforcement of its rights and remedies with respect to the Coast Priority Collateral; provided that if Coast has commenced enforcement of its rights or remedies, Creditor may enforce its rights and remedies at the end of the Blockage Period other than foreclosing on or collecting any of the Coast Priority Collateral, and (ii) the date that the Coast Loan Documents have been terminated and all of the Coast Indebtedness has been paid in full; provided, however, Creditor shall have the right (subject and subordinate to the Coast Loan Documents) to file a claim in any voluntary or involuntary bankruptcy or insolvency action or proceeding of Debtor.

     e. Creditor shall give Coast a copy of any notice(s) of any default or event of default under the Creditor Agreements or of any actions which Creditor intends to take with respect thereto, concurrently with the giving of such notice(s) to Debtor. Coast shall give Creditor a copy of any notice(s) of any default or event of default under the Coast Loan Documents or of any actions which Coast intends to take with respect thereto, concurrently with the giving of such notice(s) to Debtor; provided that the failure of Creditor or Coast to give such notice shall not create any liability of such party to the other or affect either party's rights under this Agreement.

     4. If Creditor, in violation of this Agreement, shall commence, prosecute or participate in any suit, action or proceeding against Debtor whenever prohibited by the terms hereof, Debtor may interpose as a defense or dilatory plea the making of this Agreement and Coast may intervene and interpose such defense or plea in Coast's name or in the name of Debtor. If Creditor shall attempt to enforce any of the Creditor Agreements whenever prohibited by the terms hereof, Coast or Debtor may by virtue of this Agreement restrain the enforcement thereof in Coast's name or in the name of Debtor. If Creditor shall obtain any assets of Debtor or the proceeds thereof whenever prohibited by the terms hereof as a result of any administrative, legal, or equitable action, or otherwise, Creditor agrees to forthwith pay, deliver, and assign to Coast any such assets or proceeds for application upon the Coast Indebtedness.

     5. Except for scheduled payments of interest and principal as and to the extent permitted by the terms of Section 3.b of this Agreement, Debtor agrees with Coast that it will not, without Coast's prior written consent (which may be withheld for any reason), pay to Creditor any sum on account of the Creditor Indebtedness provided that notwithstanding the foregoing, Debtor may, following the date on which the Letter of Intent is terminated, make principal prepayments to Creditor so long as (i) no Blockage Period is then in effect,
(ii) no Event of Default has occurred and is continuing (under the criteria set forth in Section 1 hereof under "Triggering Event") and (iii) Debtor has excess borrowing availability pursuant to the borrowing formulas in the Coast Agreement of not less than $100,000 both during the ten days prior to the contemplated payment and on the date of payment after taking into account the proposed payment.

     6. Coast may grant extensions of the time of payment or performance of the Coast Indebtedness and make compromises and settlements with Debtor and all other persons with respect to the Coast Indebtedness, and release all or any portion of the Coast Priority Collateral (subject to an obligation to use its best efforts to realize the maximum proceeds from the disposition thereof), all without the consent of Debtor or Creditor and all without affecting the agreements of Creditor or Debtor hereunder.

     7. Coast hereby consents to the Creditor Indebtedness subject to the terms and conditions of this Agreement.

     8. Coast agrees that the subordinations and relative priority agreements set forth above are expressly conditioned upon the non-voidability and perfection of the security interest to which another security interest is subordinated and if the security interest to which another interest is subordinated is not perfected or is voidable for any reason, then the subordination provided for herein shall not be effective as to the particular collateral; provided, however, that Creditor agrees that it shall not take any action to void or attempt to void a security interest granted in favor of Coast; provided further, however, notwithstanding anything to the contrary contained herein, nothing shall prevent Creditor from serving on any creditors' committee or filing a claim, or otherwise participating, in any voluntary or involuntary bankruptcy or insolvency action or proceeding of Debtor.

     9. If, at any time hereafter, Coast shall, in Coast's own judgment, determine to discontinue the extension of credit to Debtor in accordance with the terms of the Coast Loan Documents, Coast may do so. This Agreement shall continue in full force and effect until the Coast Loan Documents have been terminated and all of the Coast Indebtedness has been paid in full. Creditor and Debtor agree that, if at any time all or any part of any payment previously applied by Coast to the Coast Indebtedness is or must be returned by Coast, or recovered from Coast for any reason (including the order of any bankruptcy court), this Agreement shall automatically be reinstated to the same effect as if the prior application had not been made, and, in addition, Debtor hereby agrees to indemnify Coast against, and to save and hold Coast harmless from any required return by

Coast or recovery from Coast, of any of such payments because of its being deemed preferential under applicable bankruptcy, receivership or insolvency laws, or for any other reason.

     10. This Agreement shall be binding upon the successors and assigns of Creditor and Debtor, and shall inure to the benefit of the successors and assigns of Coast.

     11. All notices, demands, requests, consents, approvals, declarations or other communications from one party hereto to another relating to this Agreement shall be in writing and shall be delivered either in person, with receipt acknowledged, or by regular, registered, or certified United States mail, postage prepaid, or by facsimile, addressed as follows:

                           If to Coast at:

                           Coast Business Credit
                           12121 Wilshire Boulevard, Suite 1111
                           Los Angeles, CA 90025
                           Attn: Manager
                           Facsimile: 310-826-2864

                           If to Creditor at:

                           Dentsply International Inc.
                           570 West College Avenue
                           York, PA 17405
                           Attn: Patrick Clark, Esq.
                           Facsimile: 717-843-6357

                           If to Debtor at:

                           New Image Industries, Inc.
                           2283 Cosmos Court
                           Carlsbad, California 92009
                           Attn: President
                           Facsimile: 619-930-9999

or at such other address as may be substituted by notice given as herein provided. Giving or any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly received on the date on which personally delivered, with receipt acknowledged, or actually received via facsimile transmission, or three
(3) days after the same shall have been deposited in the United States mail.

     12. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California without regard to principles of conflicts of laws.

     13. This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

     14. Should any provision, clause or condition of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement.

     15. This Agreement and such other agreements, documents and instruments as may be executed in connection herewith shall be construed as the entire and complete agreement among the parties hereto and shall supersede all prior negotiations, all of which are merged and integrated herein.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                     ("Creditor")

                                     DENTSPLY INTERNATIONAL INC.

                                     By /s/ Edward D. Yates
                                     Title: Senior Vice President

                                     ("Debtor")

                                     NEW IMAGE INDUSTRIES, INC.

                                     By /s/ Hal Orr
                                     Title: Chief Financial Officer

                                     INSIGHT IMAGING SYSTEMS, INC.

                                     By /s/ Hal Orr
                                     Title: Chief Financial Officer

                                     ("Coast")

                                     COAST BUSINESS CREDIT, a division of
                                     Southern Pacific Thrift & Loan Association

                                     By /s/ John M. James
                                     Title: Vice President

             EXHIBIT A TO SUBORDINATION AND INTERCREDITOR AGREEMENT

o Credit Agreement, dated as of December 24, 1996, by and between New Image Industries, Inc. and Insight Imaging Systems, Inc. and Dentsply International Inc. (the "Credit Agreement").

o Any and all other indebtedness and liabilities arising from or relating to the Credit Agreement including, without limitation, the Notes (as defined in the Credit Agreement).